SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)1

                          Inspire Pharmaceuticals, Inc.
       -----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
       -----------------------------------------------------------------
                         (Title of Class of Securities)

                                   457733 10 3
       ------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
       -----------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)






-------------------
     1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 457733 10 3                                          Page 2 of 6 Pages

----------------------------------------------------------------------
1)   Name of Reporting Person                 Domain Partners
     I.R.S. Identification                      III, L.P.
     No. of Above Person
     (Entities Only)
----------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
----------------------------------------------------------------------
3)   SEC Use Only
----------------------------------------------------------------------
4)   Citizenship or Place                       Delaware
     of Organization
----------------------------------------------------------------------
Number of                     5)   Sole Voting       2,014,456 shares
Shares Beneficially                  Power           of Common Stock
Owned by Each
Reporting Person
With
                              --------------------------------------------
                              6) Shared Voting
                                   Power                   -0-
                              --------------------------------------------
                              7) Sole Disposi-       2,014,456 shares
                                   tive Power        of Common Stock
                              --------------------------------------------
                              8) Shared Dis-
                                   positive Power          -0-
                              --------------------------------------------

9)   Aggregate Amount Beneficially                   2,014,456 shares
     Owned by Each Reporting person                  of Common Stock
----------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
----------------------------------------------------------------------
11)  Percent of Class
     Represented by
     Amount in Row (9)                               7.8%
----------------------------------------------------------------------
12)  Type of Reporting
     Person                                              PN
----------------------------------------------------------------------

CUSIP No. 457733 10 3                                          Page 3 of 6 Pages

----------------------------------------------------------------------
1)   Name of Reporting Person                   DP III Associates,
     I.R.S. Identification                        L.P.
     No. of Above Person
     (Entities Only)
----------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
----------------------------------------------------------------------
3)   SEC Use Only
----------------------------------------------------------------------
4)   Citizenship or Place                       Delaware
     of Organization
----------------------------------------------------------------------
Number of                     5)   Sole Voting       63,028 shares
Shares Beneficially                  Power           of Common Stock
Owned by Each
Reporting Person
With
                              --------------------------------------------
                              6)   Shared Voting
                                     Power                 -0-
                              --------------------------------------------
                              7)   Sole Disposi-     63,028 shares
                                     tive Power      of Common Stock
                              --------------------------------------------
                              8)   Shared Dis-
                                     positive Power        -0-
                              --------------------------------------------

9)   Aggregate Amount Beneficially              63,028 shares
     Owned by Each Reporting person             of Common Stock
----------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
----------------------------------------------------------------------
11)  Percent of Class
     Represented by
     Amount in Row (9)                               0.2%
----------------------------------------------------------------------
12)  Type of Reporting
     Person                                              PN
----------------------------------------------------------------------

CUSIP No. 457733 10 3                                          Page 4 of 6 Pages

----------------------------------------------------------------------
1)   Name of Reporting Person                   Domain Associates,
     I.R.S. Identification                        L.L.C.
     No. of Above Person
     (Entities Only)
----------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
----------------------------------------------------------------------
3)   SEC Use Only
----------------------------------------------------------------------
4)   Citizenship or Place                       Delaware
     of Organization
----------------------------------------------------------------------
Number of                     5)   Sole Voting
Shares Beneficially                  Power                 -0-
Owned by Each
Reporting Person
With
                              --------------------------------------------
                              6)   Shared Voting
                                     Power                 -0-
                              --------------------------------------------
                              7)   Sole Disposi-
                                     tive Power            -0-
                              --------------------------------------------
                              8)   Shared Dis-
                                     positive Power        -0-
                              --------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting person                   -0-
----------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
----------------------------------------------------------------------
11)  Percent of Class
     Represented by
     Amount in Row (9)                                -0-
----------------------------------------------------------------------
12)  Type of Reporting
     Person                                            OO
----------------------------------------------------------------------

CUSIP No. 457733 10 3                                          Page 5 of 6 Pages

                         Amendment No. 2 to Schedule 13G
                         -------------------------------

          Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange Commission on February 13, 2001 and Amendment No. 1 thereto filed on February 5, 2002 (as so amended, the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The following items of the Schedule 13G are hereby amended and restated as follows:

Item 4 -       Ownership.

               (a)   Amount Beneficially Owned:

               Domain III: 2,014,456 shares of Common Stock
               DP III A: 63,028 shares of Common Stock
               DA: no shares of Common Stock

               (b)   Percent of Class:

               Domain III: 7.8%
               DP III A: 0.2%
               DA: -0-

               (c)   Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote:

               Domain III: 2,014,456 shares of Common Stock
               DP III A: 63,028 shares of Common Stock
               DA: no shares of Common Stock

               (ii)  shared power to vote or to direct the vote: -0-

               (iii) sole power to dispose or to direct the disposition of:

               Domain III: 2,014,456 shares of Common Stock
               DP III A: 63,028 shares of Common Stock
               DA: no shares of Common Stock

               (iv) shared power to dispose or to direct the disposition of: -0-

CUSIP No. 457733 10 3                                          Page 6 of 6 Pages

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      DOMAIN PARTNERS III, L.P.
                                      By:  One Palmer Square Associates III,
                                      L.P., General Partner

                                      By /s/ Kathleen K. Schoemaker
                                        ---------------------------
                                              General Partner



                                      DP III ASSOCIATES, L.P.
                                      By:  One Palmer Square Associates III,
                                      L.P., General Partner

                                      By /s/ Kathleen K. Schoemaker
                                        ---------------------------
                                              General Partner


                                      DOMAIN ASSOCIATES, L.L.C.


                                      By /s/ Kathleen K. Schoemaker
                                        ---------------------------
                                              Managing Member



Date: January 21, 2003